Exhibit 99.2

May 5, 2015

ZAGG Inc Reports Financial Results for First Quarter 2015

•	Net sales increased 17% percent to a first quarter record of $57.2 million
•	Gross margin of 40%
•	Net income of $3.2 million, or $0.11 per diluted share
•	Adjusted EBITDA of $9.3 million

SALT LAKE CITY, May 5, 2015 (GLOBE NEWSWIRE) -- ZAGG Inc (Nasdaq:ZAGG), a leading mobile device accessories company with a brand portfolio that includes ZAGG® and iFrogz®, today announced first quarter, which ended March 31, 2015, financial results.

“Our strong results in the quarter are a reflection of our employees’ hard work and their commitment to our corporate objectives,” said Randy Hales, President and CEO of ZAGG Inc. “We have now experienced three consecutive quarters of year-over-year revenue growth. For the remainder of 2015 we will execute on our strategy to expand globally, increase brand awareness, drive sales from new products, and improve profitability. These strategies are designed to benefit the entire organization and our shareholders.”

First Quarter Highlights (first quarter 2015 versus first quarter 2014)

•	Net sales of $57.2 million versus $49.0 million
•	Screen protection sales 63% of net sales
•	Gross margins of 40% versus 36%
•	GAAP diluted EPS of $0.11 versus $0.03
•	Adjusted EBITDA of $9.3 million versus $5.5 million
•	Generated $7.5 million in operating cash flow

First Quarter Results

Net sales for the quarter increased 17% to a first quarter record of $57.2 million from $49.0 million in the same quarter of the previous year. The increase was primarily due to continued strong sales of screen protection products for the iPhone 6 and iPhone 6 Plus, increased placement for the screen protection product line at key retailers, and sell-in during the quarter for the recently launched Samsung Galaxy S6. Tablet keyboards and power management declined in the quarter due to year-end ramp of inventory levels at key retailers to meet record sales in the fourth quarter of 2014 in these two categories. As a result, inventory was sufficient at retailers to meet a large portion of the first quarter demand. Audio and case sales declined year-over-year as retailers wait to take new models anticipated to set later in 2015.

Net sales by channel were 89% through indirect channels versus 88% in the same period last year, 5% through www.ZAGG.com and www.iFrogz.com versus 6% in the same period last year and 6% through the Company's mall cart and kiosk franchise program versus 6% in the same period last year . International sales were 8% of net sales, versus 15% in the same quarter last year. First quarter international sales in 2014 reflected a large, one-time order of the Samsung Cover-fit keyboards in Europe.

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Gross profit was $23.0 million, or 40% of net sales versus $17.8 million, or 36% of net sales, in the prior year quarter. The increase in gross profit was largely due to the sales mix with screen protection products making up over 63% of nets sales compared to 34% in the prior year. Higher screen protection sales are beneficial to gross margin.

Operating income was $5.4 million compared to $1.9 million for the first quarter of 2014.

Net income was $3.2 million, or $0.11 per diluted share, as compared to $1.0 million, or $0.03 per diluted share, in the same period last year.

Pro forma net income was $5.0 million, or $0.17 per diluted share, compared to pro forma net income of $2.8 million, or $0.09 per diluted share in the first quarter of 2014.

Adjusted EBITDA was $9.3 million versus $5.5 million of Adjusted EBITDA in the prior year period.

About Non-GAAP Financial Information

Readers are cautioned that the Adjusted EBITDA (earnings before stock-based compensation expense, depreciation and amortization, other income/expense, and provision for income taxes) and pro forma net income (earnings before stock-based compensation expense, amortization, and other income/expense [excluding cash interest expense], net of tax effects where applicable) contained in this commentary are not financial measures under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as alternatives to any other measures of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. For comparative purposes, we applied an annualized statutory tax rate of 39.2% in 2015 and 38.2% in 2014, which reflects the Company’s statutory tax rate in each respective period, to derive the pro forma net income and pro forma earnings per share. We present this financial information because we believe that it is helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

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Outlook

The Company reiterates 2015 guidance of net sales in a range of $260 million - $270 million, with anticipated growth of about 50% in Western Europe, and moderate growth with current key retailers in the U.S. Additional new retail customers are anticipated in 2015, but assortment, load-in timing, and sell-through performance are uncertain. Gains from new product placements are expected to be offset by the normalization of sales for screen protection from the high levels experienced with the launch of recent OEM devices. There are numerous device launches planned in 2015, but they are not anticipated to replicate the same high levels of demand seen with the iPhone 6 and 6 Plus in late 2014. The impact of foreign exchange rate fluctuations, particularly the European currencies, could negatively impact revenue for 2015.

Gross margin is forecast to increase to the mid-30’s in 2015 from the low 30’s experienced in the previous year. The Company is on track to take costs out of the supply chain and lower transportation cost; however, the timing of the impact of these cost savings is likely to be realized in the second half of the year.

Adjusted EBITDA is anticipated to be in a range of $38 million to $41 million. The biggest driver for the improvement in Adjusted EBITDA is gross margin. Improvement in cost of goods sold and modest increases in operating expenses throughout 2015 is anticipated to allow Adjusted EBITDA to grow year-over-year in a range of 18% to 28%.

Conference Call

A conference call will be held today at 5:00 p.m. EDT to review these results. Interested parties may access via the Internet on the Company's website at: investors.zagg.com.

Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the impact of inconsistent quality or reliability of new product offerings; (f) the impact of lower profit margins in certain new and existing product categories; (g) the impacts of changes in economic conditions, including on customer demand; (h) managing inventory in light of constantly shifting consumer demand; (i) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber attacks, terrorist incidents, or the threat of terrorist incidents; and (j) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

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Supporting Resources

•	ZAGG products
•	ZAGG investor relations
•	ZAGG on Facebook
•	ZAGG on Twitter
•	ZAGG on YouTube
•	ZAGG blog

About ZAGG Inc:

ZAGG Inc (Nasdaq:ZAGG) and its subsidiaries (the "Company") design, produce and distribute creative mobile accessory solutions. The Company's three distinct brands -- ZAGG, iFrogz and invisibleSHIELD® -- offer solutions such as keyboards, cases, screen protection, audio, and power management products. ZAGG serves as the professional, work-hard technology-based product line; iFrogz is the fun, trend-driven, clever and colorful product line; and invisibleSHIELD is the durable, scientifically-formulated, protective product line. The Company distinguishes itself by offering industry-leading products through targeted global distribution channels, with the broadest product offering in its sector. More information about the Company and its brands is available at ZAGG.com.

CONTACT:

      Investor Relations:

ZAGG Inc

Kim Rogers

801-506-7008

kim.rogers@zagg.com

Media:

Edelman

Roman Skuratovskiy

650-762-2835

roman.skuratovskiy@edelman.com

Company:

ZAGG Inc

Nathan Nelson

801-506-7341

nnelson@zagg.com

Source: ZAGG Inc

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